Exhibit 99.1

WEX Inc. Appoints Susan Sobbott to Board of Directors

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--December 20, 2018--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today announced that Susan Sobbott, a respected veteran of the global payments space, has been appointed to its board of directors. Ms. Sobbott spent in excess of 25 years at the helm of multiple divisions at American Express, growing business lines across the global organization during times of significant transformation. Most recently, Ms. Sobbott was the President of Global Commercial Services, addressing the needs of businesses ranging from small businesses to enterprise level corporations worldwide. She helped build the multibillion-dollar B2B global payment solutions business, transforming it into one of American Express’s largest segments and one of its most promising drivers of future growth.

“Susan has deep domain expertise and a remarkable track record of growth in the corporate payments space,” said Michael Dubyak, Chairman at WEX. “We look forward to leveraging her strategic knowledge of technology, customer, and global leadership in B2B payments to uncover and address new areas of untapped growth. Susan’s valuable expertise will provide insight as WEX strengthens its position in the dynamic and growing corporate payments marketplace.”

Ms. Sobbott’s other leadership roles at American Express included President of Global Corporate Payments, a multibillion-dollar global division serving the payment needs of mid-sized and large companies, and President and General Manager of American Express OPEN, a multibillion-dollar business unit serving small businesses. Her leadership at American Express established Amex as a preeminent credit card issuer for small business, as well as an innovator in B2B payments. She adapted Amex’s go-to-market strategy for businesses of all sizes by redesigning marketing and distribution, streamlining customer experience, and improving commercial underwriting for businesses around the world. Ms. Sobbott also led the creation of Small Business Saturday®, and Shop Small, a marketing movement to support commerce at local independent businesses, that continues today; and developed several significant programs to support growing companies, ranging from government contracting and exporting to women business owners’ leadership. In addition, Ms. Sobbott was a significant advocate for women’s leadership at American Express, as longtime chair of their Women’s Interests Network, and a leading sponsor of flexible work arrangements and parent programs.

Ms. Sobbott currently is a board member of The Children’s Place (NASDAQ: PLCE), a specialty apparel retailer and Red Ventures, a privately-held digital marketing provider for many of the world’s biggest consumer brands. She holds an MBA from the University of Virginia’s Darden School of Business and a BA from Georgetown University.

ABOUT WEX INC.

Powered by the belief that complex payment systems can be made simple, WEX Inc. (NYSE: WEX) is a leading provider of payment processing and business solutions across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 3,500 associates around the world. WEX fleet cards offer 11.7 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions segment grew to $30.3 billion in 2017; and the WEX Health financial technology platform helps 300,000 employers and more than 25 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

CONTACT:
WEX
Rob Gould, 207-523-7429
robert.gould@wexinc.com